Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 30, 2017, between NiSource Inc., a Delaware corporation (“NiSource”), and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as successor trustee (the “Trustee”) under the Indenture dated as of February 14, 1997 among NiSource Capital Markets, Inc., an Indiana corporation formerly known as NIPSCO Capital Markets, Inc. (“NiSource Capital Markets”), NiSource, as successor to NIPSCO Industries, Inc., and The Chase Manhattan Bank, as original trustee (as supplemented, the “Indenture”).

W I T N E S S E T H

WHEREAS, NiSource Capital Markets and NiSource executed and delivered to the Trustee (as successor in interest to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank) the Indenture in order to provide for the issuance from time to time of NiSource Capital Markets’ unsecured debentures, notes or other evidences of indebtedness (collectively, the “Securities”), subject to the Support Agreement described below, to be issued in one or more series as might be determined by NiSource Capital Markets under the Indenture in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Indenture;

WHEREAS, NiSource executed and delivered a Support Agreement, dated April 4, 1989, as amended (the “Support Agreement”), with NiSource Capital Markets, pursuant to which NiSource agreed to ensure the timely payment of principal of (and premium, if any) and interest on Debt (as defined in the Support Agreement), subject to certain limitations;

WHEREAS, Section 801 of the Indenture permits NiSource Capital Markets to merge with or into another Person, provided that, among other things, the Person into which NiSource Capital Markets is merged expressly assumes (i) the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and (ii) the performance of every covenant of the Indenture to be performance or observed on the part of NiSource Capital Markets;

WHEREAS, Section 802 of the Indenture provides, among other things, that upon any merger in accordance with Section 801, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, NiSource Capital Markets under the Indenture with the same effect as if such successor had been named as NiSource Capital Markets therein.

WHEREAS, Section 901(1) of the Indenture provides, among other things, that the Indenture may be supplemented without the consent of any Holders of Securities in order to evidence the succession of another entity to NiSource Capital Markets and the assumption by such successor of the covenants of NiSource Capital Markets in the Indenture and in the Securities;

WHEREAS, effective as of the date hereof, NiSource Capital Markets has merged with and into NiSource (the “Merger”), and, as the surviving corporation in the Merger, NiSource is responsible for all the debts, liabilities and duties of NiSource Capital Markets, including under the Indenture and the Securities;

WHEREAS, as a result of the Merger and NiSource’s succession to all the obligations of NiSource Capital Markets under the Indenture, the provisions of the Indenture relating to the Support Agreement have become redundant and unnecessary;

WHEREAS, NiSource desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing NiSource’s assumption of the obligations of NiSource Capital Markets;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the board of directors of NiSource; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, NiSource and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of Securities as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF NISOURCE

Section 2.1    NiSource represents, warrants and agrees as follows:

(a)    It is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b)    The execution, delivery and performance by it of this Supplemental Indenture has been authorized and approved by all necessary corporate or other action on its part, and this Supplemental Indenture is its valid and legally binding obligation, enforceable against it in accordance with its terms.

(c)    The Merger has become effective on the date hereof.

(d)    The Indenture, as supplemented by this Supplemental Indenture, shall remain in full force and effect in accordance with its terms immediately after the execution of this Supplemental Indenture.

ARTICLE 3

ASSUMPTION AND AGREEMENTS

Section 3.1    NiSource hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture to be performed or observed on the part of NiSource Capital Markets.

Section 3.2    NiSource shall succeed to, and be substituted for, and may exercise every right and power of, NiSource Capital Markets under the Indenture and the Securities, with the same effect as if NiSource had been named as NiSource Capital Markets therein.

ARTICLE 4

SUPPORT AGREEMENT

Section 4.1    The Indenture shall be amended to remove Section 803 (Assumption by Industries or Subsidiary), Exhibit A (Support Agreement), Section 312 (Support Agreement) and Section 1011 (Support Agreement), each in its entirety, to remove all cross-references to such Sections and Exhibit in the Indenture and to remove all other references to the Support Agreement and NiSource’s obligations under the Support Agreement in the Indenture.

Section 4.2    The separate rights, powers, covenants, agreements and obligations in the Indenture applicable to NiSource solely pursuant to its obligations under the Support Agreement shall be extinguished, and NiSource shall hereafter have only the rights, powers, covenants, agreements and obligations that, prior to the Merger, applied to NiSource Capital Markets, provided that references in the Indenture to “Industries” shall be retained to the extent necessary to avoid adverse consequences to the Holders of Securities.

ARTICLE 5

MISCELLANEOUS

Section 5.1    Execution and Delivery. This Supplemental Indenture shall be effective upon execution by the parties hereto.

Section 5.2    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 5.3    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 5.4    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONTRARY CONFLICT OF LAWS OR CHOICE OF LAW PROVISIONS OF THE LAW OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

Section 5.5    Waiver of Jury Trial. EACH OF NISOURCE AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.6    Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 5.7    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.8    Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by NiSource.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

NISOURCE INC.

By:	/s/ Donald E. Brown
Name:	Donald E. Brown
Title:	Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ Samuel K. Lee
Samuel K. Lee
Vice President and Corporate Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President

Attest:

By:	/s/ Latoya S. Elvin
Latoya S. Elvin
Vice President

[Signature Page to Third Supplemental Indenture]